Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement 333-190028 on Form S-4 of our report dated February 28, 2013 (except for changes in items reflected in discontinued operations discussed in Note 3, as to which the date is August 21, 2013), relating to the consolidated financial statements and financial statement schedules of Colonial Realty Limited Partnership for the year ended December 31, 2012 appearing in Annex H of this joint consent solicitation/prospectus, and to the reference to us under the heading “Experts” in such joint consent solicitation/prospectus.

/s/ Deloitte & Touche LLP

Birmingham, Alabama

August 22, 2013